PRESS RELEASE OF FSB COMMUNITY BANKSHARES, INC.

October 31, 2011

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Community Bankshares, Inc.
Tel (585) 223-9080

FSB COMMUNITY BANKSHARES, INC.
ANNOUNCES THIRD QUARTER RESULTS

Fairport, New York, October 31, 2011: FSB Community Bankshares, Inc. (the “Company”) (OTC Bulletin Board: FSBC), the mid-tier stock holding company of Fairport Savings Bank (the “Bank”), reported net income of $26,000 for the quarter ended September 30, 2011 compared to net income of $92,000 for the quarter ended September 30, 2010.  Net income per basic and diluted share was $0.02 for the quarter ended September 30, 2011 compared to net income per basic and diluted share of $0.05 for the quarter ended September 30, 2010. The Company’s net interest margin for the quarter ended September 30, 2011 increased 21 basis points to 2.59% from 2.38% for the quarter ended September 30, 2010.  The increased net interest margin was a result of a decrease in our cost of interest bearing liabilities of 39 basis points from 1.87% to 1.48%, which was partially offset by a decrease in the average yield earned on our interest earning assets of 13 basis points from 4.06% to 3.93%.

The $66,000 decrease in net income for the third quarter of 2011 compared to the third quarter of 2010 resulted from a $147,000 increase in other expense and a $16,000 decrease in other income, partially offset by a $62,000 increase in net interest income, a $34,000 decrease in income tax expense, and a $1,000 decrease in provision for loan losses. The $147,000 increase in other expense was mainly due to the increased investment in our loan origination division with additional salaries and employee benefits expense, occupancy, equipment, mortgage fees and taxes, and miscellaneous other operating expenses, partially offset by a reduction in our FDIC premium expense, resulting from changes made by the FDIC reflecting a lower rate in our deposit insurance assessment effective April 1, 2011 and applied beginning with the invoice payable on September 30, 2011.  The $16,000 decrease in other income was primarily due to a decrease in the realized gain on sale of loans, partially offset by an increase in fee income from Oakleaf Services, the Bank’s wholly owned non-deposit investment services subsidiary, an increase in realized gain on sale of securities, and an increase in mortgage fee income. The $62,000 increase in net interest income is reflective of the Company’s ability to reduce its deposit and borrowing costs in a low interest rate environment, partly offset by a decrease in interest earning assets. The Company’s lower effective tax rate for the third quarter of 2011 and 2010 resulted from a reduction in income tax expense due to the increase in cash surrender value of our bank-owned life insurance and municipal band interest income which are tax exempt for Federal income tax purposes.

For the nine months ended September 30, 2011, the Company reported a net loss of $4,000 compared to net income of $160,000 for the nine months ended September 30, 2010. The $164,000 decrease in net income for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 resulted from a $565,000 increase in other expense and an $8,000 increase in provision for loan losses, partially offset by a $290,000 increase in net interest income, a $34,000 increase in other income, and an $85,000 decrease in income tax expense. The $565,000 increase in other expense was mainly due to our loan origination division’s additional salaries and employee benefits expense, occupancy, equipment, and miscellaneous other operating expenses, partially offset by a reduction in our FDIC premium expense.  The $34,000 increase in other income was primarily due to an increase in the realized gain on sale of securities, an increase in fee income from Oakleaf Services, and an increase in mortgage fee income, partially offset by a decrease in deposit service fees, and a decrease in realized gain on sale of loans. The $290,000 increase in net interest income is reflective of reduced deposit and borrowing costs in a low interest rate environment, partly offset by a decrease in interest earning assets.  Net loss per basic and diluted share for the nine months ended September 30, 2011 was $(0.00) compared to net income per basic and diluted share of $0.09 for the nine months ended September 30, 2010. The Company’s net interest margin for the nine months ended September 30, 2011 increased 27 basis points to 2.59% from 2.32% for the nine months ended September 30, 2010.

At September 30, 2011, the Company had $212.6 million in consolidated assets, an increase of $156,000, or 0.1%, from $212.4 million at December 31, 2010. Investment securities available for sale and held to maturity combined decreased by $12.4 million, or 15.5%, to $67.4 million at September 30, 2011 from $79.8 million at December 31, 2010.  The decrease in investment securities included the sale of $2.9 million in available for sale securities for a gain of $135,000 which was recorded in realized gain on sale of securities in the first nine months of 2011. Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and Federal Home Loan Bank (FHLB) increased by $4.0 million, or 50.9%, to $11.8 million at September 30, 2011 from $7.8 million on December 31, 2010, increasing the Company’s liquidity position in anticipation of funding loan commitments in the fourth quarter of 2011. The Company also used its sources of liquidity to decrease Federal Home Loan Bank advances by $2.5 million, or 9.5%, to $24.2 million at September 30, 2011 from $26.7 million at December 31, 2010, and does not intend to renew maturing FHLB advances during the remainder of 2011 as a result of management’s decision to replace wholesale borrowings through core deposit growth.  Total deposits increased by $2.1 million, or 1.3%, to $164.5 million at September 30, 2011 from $162.4 million on December 31, 2010.  The $2.1 million deposit increase consisted of core deposit growth of $1.7 million including increases in non-interest bearing checking, interest bearing checking and savings accounts, and $374,000 in non-core deposit growth consisting of IRA’s and Certificates of Deposit.  The Company has managed down its deposit costs as market interest rates have remained at historically low levels.  The Company has reviewed its investment securities portfolio totaling $67.4 million at September 30, 2011, and concluded that no other-than-temporary impairment charges were required.  Consolidated stockholders’ equity at September 30, 2011 was $20.9 million, or 9.8% of consolidated assets.  At September 30, 2011 the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank’s regulator.

Net loans receivable increased $6.9 million, or 6.0%, to $121.4 million at September 30, 2011 from $114.5 million at December 31, 2010. The Bank originated $26.2 million of residential mortgage loans, sold $3.8 million in the secondary market and brokered $5.7 million of long-term fixed rate conventional mortgage loans and FHA mortgage loans as a balance sheet management strategy in the first nine months of 2011 to reduce interest rate risk in a potentially rising interest rate environment.  The Bank sold these loans at a gain of $225,000 which was recorded in other income in the first nine months of 2011.  At September 30, 2011 the Bank had $17.8 million in mortgage loans sold and will realize servicing income on these loans as long as these loans have outstanding balances. At September 30, 2011 the Bank had $1.7 million in loans held for sale comprised of FHA mortgage loans and fixed rate conventional loans originated and closed by the Bank in the third quarter of 2011 that have been committed for sale in the secondary market and will be delivered and sold in the fourth quarter of 2011.

The credit quality of the Bank’s loan portfolio remains solid.  At September 30, 2011 the Bank had net loans receivable of $121.4 million, with $325,000 in non-performing loans comprised of one residential property compared to net loans receivable of $114.5 million at December 31, 2010, with no non-performing loans.  At September 30, 2011 and December 31, 2010 we had no foreclosed real estate owned or troubled debt restructurings.  At September 30, 2011 management has evaluated the Bank’s loan loss reserve and believes it is adequately funded based on the quality of the current loan portfolio.

About our Company

FSB Community Bankshares, MHC owns 53% of the outstanding common stock of the Company. The Company is a federally chartered corporation. The Bank, the wholly owned subsidiary of the Company, conducts business from its main office in Fairport, New York and three branches located in Penfield, New York, Irondequoit, New York, and Webster, New York. The Bank’s principal business consists of originating one-to- four-family residential real estate mortgages, loans and home equity lines of credit and to lesser extent originations of commercial real estate, multi-family, construction and other consumer loans.  The Bank has three mortgage origination offices located in Pittsford, New York, Canandaigua, New York, and Watertown, New York.  The Bank attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Oakleaf Services Corporation, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Balance Sheet Information
September 30, 2011 and December 31, 2010
(Dollars in thousands, except per share data)

Assets	September 30, 2011	December 31, 2010

Assets	$212,563	$212,407
Cash and Cash equivalents	11,825	7,834
Investment Securities	67,436	79,817
Loans Held for Sale	1,688	342
Net Loans Receivable	121,384	114,477
Deposits	164,478	162,406
Borrowings	24,191	26,732
Total Stockholders’ Equity	20,889	20,492
Book Value per Share	$12.06	$11.85
Stockholders’ Equity to Total Assets	9.83%	9.65%

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Statement of Income Information
Three Months and Nine Months Ended September 30, 2011 and September 30, 2010
(Dollars in thousands except per share data)

                                                                                                                                                                                                                                                           (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

Interest and Dividend Income	$1,985	$2,127	$6,019	$6,582
Interest Expense	679	883	2,098	2,951
Net Interest Income	1,306	1,244	3,921	3,631
Provision for Loan Losses	7	8	22	14
Net Interest Income after Provision for Loan Losses	1,299	1,236	3,899	3,617
Other Income	426	442	897	863
Other Expense	1,704	1,557	4,859	4,294
Income (Loss) Before Income Taxes	21	121	(63)	186
Provision (Benefit) for Income Taxes	(5)	29	(59)	26
Net Income (Loss)	26	92	(4)	160

Basic and Diluted Earnings (Loss) per Common Share	$0.02	$0.05	$(0.00)	$0.09
Average Common Shares Outstanding (In Thousands)	1,732	1,728	1,731	1,727